Exhibit 23.2

[SUTHERLAND ASBILL & BRENNAN LLP]

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steve.roth@sutherland.com

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of the initial Registration Statement on Form S-1 for the Great-West SecureFoundation® Group Fixed Deferred Annuity Contract issued by Great-West Life & Annuity Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

Washington, D.C.

March 7, 2014